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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          Crestline Capital Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     226153
                  --------------------------------------------
                                 (CUSIP Number)

                                December 28, 2001
                  --------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]    Rule 13d-1(b)

[X]    Rule 13d-1(c)

[_]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                         ---------------------------
  CUSIP No. 226153                                   Page  2  of  8  Pages
           ---------                                      ---    ---
--------------------------                         ---------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

      Richard E. Marriott
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            202,883
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             654,495 (includes 416,723 shares also beneficially
                          owned by J.W. Marriott, Jr.)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             202,883
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          654,495 (includes 416,723 shares also beneficially
                          owned by J.W. Marriott, Jr.)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      857,378 (includes 416,723 shares also beneficially owned by J.W. Marriott, Jr.)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                         ---------------------------
  CUSIP No. 226153                                   Page  3  of  8  Pages
           ---------                                      ---    ---
--------------------------                         ---------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

      J.W. Marriott, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             698,138 (includes 416,723 shares also beneficially
                          owned by Richard E. Marriott)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          698,138 (includes 416,723 shares also beneficially
                          owned by Richard E. Marriott)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      698,138 (includes 416,723 shares also beneficially owned by Richard E. Marriott)
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------                      -------------------------

CUSIP No.  226153                                        Page  4  of  8  Pages
           --------------------                               ---    ---
---------------------------------                      -------------------------


Item 1(a):        Name of Issuer:
---------         --------------

                  Crestline Capital Corporation

      (b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  6600 Rockledge Drive, Ste. 600
                  Bethesda, Maryland 20817

Item 2(a):        Name of Persons Filing:
---------         ----------------------

                  Richard E. Marriott ("REM") and J.W. Marriott, Jr. ("JWM") (REM and JWM are referred to hereinafter collectively as the "Reporting Persons")

      (b)         Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  10400 Fernwood Road
                  Bethesda, Maryland 20817

      (c)         Citizenship:
                  -----------

                  United States

      (d)         Title of Class of Securities:
                  ----------------------------

                  Common Stock

      (e)         CUSIP Number:
                  ------------

                  226153

Item 3:           Capacity in Which Person is Filing if Statement is Filed
------            --------------------------------------------------------
                  Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):
                  --------------------------------------------

                  Not applicable.

                                  SCHEDULE 13G

-------------------------------                  -------------------------------
CUSIP No.  226153                                  Page  5  of   8  Pages
           ---------------                             -----   -----
-------------------------------                  -------------------------------


Item 4:  Ownership:
------   ---------

         As of December 28, 2001:

         (a)      Amount Beneficially Owned:

                  REM                       JWM
                  ---                       ---
                  857,378 shares            698,138 shares
                  (includes 416,723         (includes 416,723
                  shares also bene-         shares also bene-
                  ficially owned            ficially owned
                  by JWM)                   by REM)

         (b)      Percent of class:

                  REM                       JWM
                  ---                       ---
                  5.6%                      4.5%

         (c)      Number of shares to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           REM                       JWM
                           ---                       ---
                           202,883 shares            0 shares

                  (ii)     Shared power to vote or to direct the vote:

                           REM                       JWM
                           ---                       ---
                           654,495 shares            698,138 shares
                           (includes 416,723         (includes 416,723
                           shares also bene-         shares also bene-
                           ficially owned            ficially owned
                           by JWM)                   by REM)

                 (iii)  Sole power to dispose or to direct the disposition of:

                        REM                       JWM
                        ---                       ---
                        202,883 shares            0 shares

                 (iv)   Shared power to dispose or to direct the disposition of:

                        REM                       JWM
                        ---                       ---
                        654,495 shares            698,138 shares
                        (includes 416,723         (includes 416,723
                        shares also bene-         shares also bene-
                        ficially owned            ficially owned
                        by JWM)                   by REM)

         The shares of Common Stock reported herein as beneficially owned by the Reporting Persons do not include 156,506 shares held: (i) by the Reporting Persons' adult children as trustees for various trusts established for the benefit of the Reporting Persons' grandchildren or (ii) directly or indirectly by certain other members of the Marriott family. The Reporting Persons disclaim beneficial ownership of all such shares.

Item 5:  Ownership of Five Percent or Less of Class
------   ------------------------------------------

         Not applicable.

Item 6:  Ownership of More than Five Percent on Behalf of Another Person
------   ---------------------------------------------------------------

         Not applicable.

Item 7:  Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company
         --------------------------------------------------------

         Not applicable.

Item 8:  Identification and Classification of Members of the Group
------   ---------------------------------------------------------

         Not applicable.

Item 9:  Notice of Dissolution of Group
------   ------------------------------

         Not applicable.

                                  SCHEDULE 13G

-------------------------------                  -------------------------------
CUSIP No.  226153                                  Page  7  of   8  Pages
           ---------------                             -----   -----
-------------------------------                  -------------------------------



Item 10:     Certification
-------      -------------

             By signing below the undersigned each certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

             After reasonable inquiry and to the best of our knowledge and belief, the undersigned each certifies that the information set forth in this statement is true, complete and correct.

                                           Date:  February __, 2002



                                           By:__________________________________
                                              Richard E. Marriott



                                           By:__________________________________
                                              J.W. Marriott, Jr.

                                                                       Exhibit A
                                                                       ---------

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D or Schedule 13G, as appropriate (including amendments thereto) with respect to the common stock of Crestline Capital Corporation and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such Statement.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this ____ day of February 2002.



                                                  ______________________________
                                                  Richard E. Marriott



                                                  ______________________________
                                                  J.W. Marriott, Jr.